                          IBM Printing Systems Company

                           Product Purchase Agreement

                                     Index
                                     -----

1.0  Definitions ..............................................................6
        1.1   Customer ........................................................6
        1.2   Custom Material .................................................6
        1.3   Defect ..........................................................6
        1.4   End User ........................................................6
        1.5   End User Documentation ..........................................6
        1.6   Engineering Change ..............................................6
        1.7   Epidemic Failure ................................................6
        1.8   General Availability ............................................7
        1.9   Invention .......................................................7
        1.10  Options & Features ..............................................7
        1.11  Printer Engines .................................................7
        1.12  Product or Products .............................................7
        1.13  Printer Specifications ..........................................7
        1.14  Requisite Documentation .........................................7
        1.15  Service Documentation ...........................................7
        1.16  Spare Part or Spare Parts .......................................8
        1.17  Supply or Supplies ..............................................8

2.0  Agreement Period .........................................................8
        2.1  Term .............................................................8
        2.2  Agreement Extensions .............................................8

3.0  Prices....................................................................8
        3.1  Competitive Prices ...............................................8
        3.2  Pricing Assumptions ..............................................8
        3.3  Printers, Options and Features ...................................9
        3.4  Spare Parts ......................................................9
        3.5  Supplies .........................................................9
        3.6  Taxes ...........................................................10
        3.7  Most Favored Customer ...........................................10

4.0  Order Logistics..........................................................10
        4.1  Forecasts .......................................................10
        4.2  Orders ..........................................................11
        4.3  Order Acceptance ................................................11
        4.4  Order Changes ...................................................12
        4.5  Cancellation ....................................................13

5.0  Packaging, Shipment and Delivery ........................................13

        5.1  Packaging .......................................................13
        5.2  Delivery ........................................................13
        5.3  Title and Risk of Loss ..........................................13
        5.4  Liens, Claims and Encumbrances ..................................13
        5.5  Transportation ..................................................13

6.0  Inspection and Acceptance ...............................................14
        6.1  Inspection ......................................................14
        6.2  Rejection of Non-Conforming Products ............................14
        6.3  Effect or Rejection .............................................14
        6.4  Effect of Payment ...............................................14

7.0  Payment..................................................................14
        7.1  Invoicing Procedures ............................................14
        7.2  Terms of Payment ................................................14

8.0  Product Changes .........................................................15
        8.1  Seller Initiated Changes ........................................15
        8.2  Buyer Initiated Changes .........................................15
        8.3  Mandatory Changes ...............................................15
        8.4  Product Enhancements ............................................16
        8.5  New Products ....................................................16

9.0  Quality Assurance........................................................16
        9.1  Quality Process .................................................16
        9.2  ISO 9002 ........................................................16

10.0  Warranty and Representations ...........................................16
        10.1  Product Warranty ...............................................16
        10.2  Harmful Code Warranty ..........................................17
        10.3  Claim Warranty .................................................17
        10.4  License Warranty ...............................................17
        10.5  Remedies for Breach of Warranty ................................17
        10.6  Epidemic Failures ..............................................18
        10.7  Limitation of Liability ........................................18

11.0  Indemnification ........................................................18
        11.1  Patent, Copyright, Mask Work, and Trademark Indemnification ....18
        11.2  Seller's Product and Other Indemnification .....................19
        11.3  Buyer's Indemnification ........................................19

12.0  Product Support ........................................................19
        12.1  End User Documentation and Service Documentation ...............19

        12.2  Training .......................................................20
        12.3  Technical Support ..............................................20

13.0  Continuity of Supply ...................................................20
        13.1  Current Products, Spare Parts and Supplies .....................20
        13.2  Provision For Spare Parts and Supplies After Termination .......21
        13.3  Force Majeure ..................................................21

14.0  Intellectual Property...................................................21
        14.1  License of Software and Internal Code ..........................21
        14.2  License of Patents and Appearance Designs ......................21
        14.3  Ownership of Appearance Designs ................................22
        14.4  Rights in Data .................................................22
        14.5  Trademarks .....................................................22
        14.6  Invention Disclosure ...........................................23
        14.7  Invention Rights ...............................................23
        14.8  Patent and Copyright Clearance Investigatio.....................23

15.0  Confidential Information ...............................................24
        15.1  Handling of Confidential Information ...........................24

16.0  Termination.............................................................24
        16.1  Material Breach ................................................24
        16.2  Insolvency .....................................................24

17.0  General.................................................................25
        17.1   Authority......................................................25
        17.2   Compliance with Laws...........................................25
        17.3   Limitation of Actions .........................................25
        17.4   Waiver ........................................................25
        17.5   Assignment ....................................................25
        17.6   Entire Agreement ..............................................25
        17.7   Independent Contractors .......................................25
        17.8   Lost Profits/Consequential Damages ............................25
        17.9   Notices .......................................................26
        17.10  Modifications .................................................27
        17.11  Severability ..................................................27
        17.12  Controlling Law ...............................................27
        17.13  Forum .........................................................27
        17.14  Waiver of Jury Trial ..........................................27
        17.15  Survival ......................................................27
        17.16  Order of Precedence ...........................................27
        17.17  Headings ......................................................27
        17.18  Publicity .....................................................27
        17.19  No Minimum Commitment .........................................28

                                   AGREEMENT
                                   ---------

This Agreement ("Agreement") is entered into this (date) day of (month), (year)
                                                   ----          -----    ----
("Commencement Date") between International Business Machines Corporation, a New York corporation with its principal office at Old Orchard Road, Armonk, New York 10504 ("Buyer") and Accent Color Sciences, Inc., a Connecticut corporation, having an office at 99 East River Drive, East Hartford, Connecticut 06108 ("Seller").

Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Products in accordance with the terms and conditions of this Agreement, including its Attachments.

1.0  DEFINITIONS

1.1 "Customer" shall mean a person or other entity that acquires Products from Buyer for resale to End Users.

1.2 "Custom Material" shall mean any software, firmware, hardware or document-ation modifications or enhancements made by Seller in response to Buyer initiated Engineering Changes.

1.3 "Defect" shall mean a condition that prevents a Product form operating in accordance with its specification.

1.4 "End User" shall mean a person or other entity that acquires Products from Buyer or its resellers for its own use.

1.5 "End User Documentation" shall mean the manuals, literature, or documents and any updates thereto used by the End User in the operation of the Product. The End User Documentation subject to this Agreement is specified in Attachment 5.

1.6 "Engineering Change" shall mean any mechanical, electrical, electro-mechanical, chemical, microcode, material, process, specification or documentation change which, if made to the Products to be delivered hereunder, would affect the performance, function, reliability, availability, serviceability, appearance, manufacturability, dimensions, tolerances, safety, testing or price of the Products.

1.7  Epidemic Failure" shall mean [*]

1.8 "General Availability" shall mean the date following announcement on which printing systems which contain a Printer Engine are available for shipment to End Users.

1.9 "Invention" shall mean any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, that is (a) incorporated in the Custom Materials, whether or not made solely by Seller or one or more Seller employees or made jointly by Seller and/or Seller's employees with Buyer or one or more employees of Buyer or (b) not incorporated in the Custom Materials, but made jointly by Seller and/or Seller's employees with one or more employees of Buyer, during the term in the performance of this Agreement.

1.10 "Options and Features" shall mean incremental items not generally included in the base configuration. The Options and Features subject to this Agreement are listed in Attachment 1.

1.11 "Printer Engines" shall mean the printing systems to which Buyer's controllers and other items are added to derive a full system printer. The Printer Engines subject to this Agreement are listed in Attachment 1.

1.12 "Product" or "Products" shall mean all items acquired by Buyer from Seller under this Agreement.



[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST
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1.13 "Printer Specifications" shall mean the specifications set forth in
     Attachment 3.

1.14 "Requisite Documentation" shall mean [*].

1.15 "Service Documentation" shall mean the manuals, literature, hard and softcopy documentation used to maintain the Products and any updates thereto. The Service Documentation subject to this Agreement is listed in Attachment 5.

1.16 "Spare Part" or "Spare Parts" shall mean any repair or replacement parts used in the maintenance of Products. Spare Parts subject to this Agreement are listed in Attachment 8.

1.17 "Supply" or "Supplies" shall mean any customer replaceable items consumed during the operation of the Product. Supplies subject to this Agreement are listed in Attachment I.

2.0  AGREEMENT PERIOD

2.1 TERM. This Agreement shall begin on the Commencement Date and shall continue in effect for three (3) years.

2.2 AGREEMENT EXTENSIONS. Buyer will have the option to renew this Agreement for two (2) additional one (1) year terms, Thereafter, this



[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST
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     Agreement can be extended for additional one (1) year terms, only by mutual written consent of the parties.

3.0  PRICES

3.1  COMPETITIVE PRICES. [*]

3.2 PRICING ASSUMPTIONS. Unless otherwise noted, prices shall include the costs associated with packaging the Products in accordance with the packaging specifications set forth in Attachment 2. Except as provided in Sections 3.5 and 3.8, all prices shall remain firm for the term of this Agreement.

3.3 PRINTER ENGINES, OPTIONS & FEATURES. Prices for the Printer Engines, Options and Features are set forth in Attachment 1.

3.4  SPARE PARTS.  Prices for the Spare Parts are set forth in Attachment 8.

[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

                                      [*]

3.5  SUPPLIES.                        [*]

Buyer agrees to purchase its Supply needs from Seller for one year from the date of General Availability of a Product and for as long thereafter as Seller's prices for the Supplies in question remains competitive. [*]


[*] OMMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST.

                                     [*]



3.6 TAXES. All prices for Products, Spare Parts, and Supplies are exclusive of federal, state and local excise, sales, value added, use and similar taxes. Buyer shall be responsible for the payment of all such taxes, except those taxes imposed on the Products prior to delivery to the carrier and taxes based on Seller's net income. Buyer hereby certifies that it holds a valid Reseller's exemption certificate in each applicable taxing jurisdiction for Products purchased for resale. Seller shall, where the law permits, treat Buyer as exempt from state and/or local sales tax for Products purchased hereunder. Where required by state or local law, Buyer shall provide Seller with a valid reseller's exemption certificate for each taxing jurisdiction to which Seller will ship Products.

3.7  MOST FAVORED CUSTOMER.  [*]



[*]  OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

                                      [*]

4.0  ORDER LOGISTICS

4.1 FORECASTS. Prior to the twenty fifth (25th) calendar day of each month, for the term of this Agreement and for the terms of all extensions thereof, Buyer shall supply to Seller a forecast of its anticipated requirements for Products to be delivered in the next twelve (12) consecutive months. For those months for which a purchase order has been submitted, a forecast is not required. Only designated Spare Parts will require a forecast. Those Spare

     Parts requiring a forecast will be designated in Attachment 8. Such forecasts shall be used by Seller for planning purposes only and shall not be construed as a purchase commitment.

4.2 ORDERS. Purchase orders shall serve as Buyer's only commitment to purchase. All purchase orders shall reference this Agreement, and include the following:

a)   the Products being purchased,

b)   the quantity requested,

c)   the price,

d)   the delivery location(s),

e)   the requested delivery dates, and

f)   the carrier and mode of transportation.



[*]  OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST.

Purchase orders shall be submitted by the twenty fifth (25/th/) calendar day of each month. The lead time period shall be the period of time between submission of a purchase order for the delivery of finished units is described in the Table I below:

                       Printer Engine Lead Time - Table I
                       ----------------------------------

              Lead Time Period                 Time Period
              ----------------                 -----------
                   6 months                 2/l/96 to 9/30/96
                   4 months                10/l/96 and beyond

The lead time period for purchase of Spare Parts will be three (3) months. The lead time period for purchase of Supplies will be three (3) months for standard ink colors. For special or other non-standard colors, the lead time period will be targeted at three (3) months and Seller will use its best efforts to reach a three (3) month lead time for special, non-standard ink colors. The parties will meet in 1997 to finalize a plan to reach the three (3) month lead time for special, non-standard ink colors and also address reducing the lead times for Printer Engines and standard ink colors.

All purchase orders hereunder shall be issued solely pursuant to the terms and conditions of this Agreement, notwithstanding any preprinted terms and conditions on an order or terms and conditions attached to order acceptance.

4.3 ORDER ACCEPTANCE. Seller shall provide Buyer with a written or electronic notice of acceptance or rejection of a purchase order no later than seven
     (7) calendar days after receipt of the order. Any purchase order to which Seller fails to respond within such seven (7) calendar days shall be deemed to have been accepted by Seller. Any rejection shall include the reasons for rejection. Seller may reject a purchase order only if it fails to comply with the forecast, except as permitted herein, and other terms and conditions of this Agreement.

4.4  ORDER CHANGES.   Buyer may make quantity adjustments to purchase orders
     in accordance with Table II below:

                      Finished Units Quantity Change - Table III
                      ------------------------------------------

    Lead Time Period         Days prior to delivery       Quantity Change
    ----------------         ----------------------       ---------------

                                      [*]


                                      [*]

For those Spare Parts requiring a forecast, a quantity change can be made in accordance with Table III below:

                    Spare Parts Quantity Change - Table III
                    ---------------------------------------

    Lead Time Period      Days prior to delivery           Quantity Change
    ----------------      ----------------------           ---------------

                                      [*]

For supplies, a quantity change can be made in accordance with Table IV. below:

               Supplies Quantity Changes - Table IV
               ------------------------------------

    Lead Time Period      Days prior to deliver            Quantity Change
    ----------------      ---------------------            ---------------

                                      [*]


[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST.

Seller will give Buyer the option to change high voltage print engines to low voltage print engines and low voltage print engines to high voltage print engines during the Seller's manufacturing process. The specific process for accomplishing these changes in print engine voltage capability shall be mutually agreed to by Buyer and Seller.

4.5 CANCELLATION. IBM may cancel purchase orders or portions thereof upon written notice to ACS at any time. ACS shall take all steps to mitigate any loss to IBM arising from such cancellation and in no event shall IBM's obligations to ACS as a consequence of cancellation exceed the purchase price of the Products ordered. Further, IBM shall not be liable to ACS for any ACS lost profits. If ACS claims cancellation cost resulting from IBM's Purchase Order cancellation and requests IBM to pay such cancellation cost, AC S shall have the burden of proof to substantiate the cancellation cost amount claimed. If requested by IBM, ACS shall agree to an independent certified accountant (or other independent party appointed jointly by both parties) review within a reasonable time after cancellation of ACS' business records for the purpose of validating ACS' cancellation claim. Provided, however, that IBM may not cancel any orders for Products without cause later than thirty (30) days prior to the scheduled delivery date. Any payments made by IBM by down payment or on account of an of an order which is later canceled without cause shall be credited against any cancellation charges payable by IBM hereunder.

5.0  PACKAGING, SHIPMENT AND DELIVERY

5.1 PACKAGING. Seller shall, at its expense, package Products for shipment in accordance with the packaging specifications set forth in Attachment 2.

5.2 DELIVERY. Delivery of Products shall be F.O.B. Seller's location at 99 East River Drive, East Hartford, Connecticut.

5.3 TITLE AND RISK OF LOSS. Title to Products and all risk of loss shall pass to Buyer upon delivery.

5.4 LIENS, CLAIMS AND ENCUMBRANCES. All Products shall be free and clear of all liens, claims and encumbrances.

5.5 TRANSPORTATION. The carrier and mode of transportation shall be selected by the Buyer.

6.0  INSPECTION AND ACCEPTANCE

6.1 INSPECTION. Products delivered by Seller shall be subject to inspection by Buyer at any time prior to acceptance to an End User to determine whether such Products are in compliance with the Specifications and free from defects in material or workmanship.

6.2 REJECTION OF NON-CONFORMING PRODUCTS. Buyer, in writing, may reject any Product that is. not in compliance with the Product Specifications or that is not free from defects in material or workmanship.

6.3 EFFECT OF REJECTION. Any nonconforming Product that has been rejected by Buyer can, at Buyer's option after consultation with Seller:

     a) be returned to Seller for repair, replacement or a refund of the original purchase price, freight collect, or

     b)  be repaired by Seller at Buyer's designated facility, or

     c)  be repaired by Buyer at Seller's expense.

6.4 EFFECT OF PAYMENT. Payment by Buyer shall not constitute acceptance of the Products or impair Buyer's remedies for non-conformance.

7.0  PAYMENT

7.1 INVOICING PROCEDURES. Seller shall issue individual invoices to Buyer for each shipment no earlier than the delivery date of the Products.

7.2 TERMS OF PAYMENT. Buyer shall pay Seller in full in U.S. dollars for Products it purchases within thirty (30) days of receipt of Seller's invoice therefor.

[*]

8.0  PRODUCT CHANGES

8.1 SELLER INITIATED CHANGES. Seller shall provide Buyer with the earliest possible notice and a written evaluation of the anticipated effect of any Seller initiated Engineering Change. Seller shall not make an Engineering Change to the Products without Buyer's prior written consent. Buyer's consent alone to a Seller initiated change will not convert any such change into Custom Materials. A Seller initiated change may require that the Product Specifications be updated.


8.2 BUYER INITIATED CHANGES. Buyer may propose Engineering Changes to the Products by providing Seller with written notification. Seller agrees to respond to Buyer's request in writing within thirty (30) days of receipt of such notification. Seller's response ("Response") shall include an evaluation of the impact of the proposed Engineering Changes on the price, Specification and delivery schedule of the Products. Seller's Response shall further include any one-time costs associated with the proposed Engineering Changes, and revised Specifications for the affected Products reflecting changes in its or their performance, failure rates, maintenance requirements and useful life. If Buyer makes a written acceptance of Seller's Response for implementing the proposed Engineering Changes, Seller shall incorporate

[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST them into the Products upon the terms set forth in Seller's Response. In this event, the Specifications shall be deemed amended by the Specification changes included with Seller's Response.

If Buyer makes a counter proposal to Seller's Response instead of accepting it as written, Seller agrees to respond thereto in writing within thirty (30) days after receipt of such counter proposal. Seller's Response to Buyer's counter proposal and Buyer's acceptance thereof shall be made in accordance with the preceding paragraph as though they were, respectively, an initial Response and acceptance thereof.

8.3 MANDATORY CHANGES. In the event an Engineering Change is required in order for the Products to satisfy governmental standards, including safety and environmental laws and regulations, avoid intellectual property infringement or comply with the Specifications, Seller shall issue a mandatory Engineering Change upon reasonable written notification to Buyer. Seller shall also provide the required parts, materials, documentation, detailed installation instructions and any special tools, equipment, or media to Buyer at no charge and shall reimburse Buyer for the expenses it incurs in implementing the mandatory Engineering Change. A mandatory change may require that the Product Specifications be updated to refer to the new governmental standards.

In the event that a mandatory change under this Section 8.3 is made retroactive, the parties shall negotiate the extent to which each of them bears the cost of field replacement or retrofit to meet the new or modified standard.

8.4 PRODUCT ENHANCEMENTS. If during the term of this Agreement Seller offers any improvement, additional function, or other enhancement to any Product to another party, Seller shall offer such improvement, additional function or other enhancement to Buyer under substantially the same terms and conditions, including price.

8.5 NEW PRODUCTS. If during the term of this Agreement Seller develops any new or successor product which may reasonably be considered as a functional replacement for the Products, such new or successor products shall be included in this Agreement at a mutually agreed upon price and shall be considered "Products" for the purposes of this Agreement.

9.0  QUALITY ASSURANCE

9.1 QUALITY PROCESS. Seller shall maintain a quality assurance program and adhere to the quality inspection and acceptance testing procedures described in Attachment 4.

Seller shall subject all Products to the quality inspection testing procedures prior to delivery to Buyer.

Buyer shall have the right to make periodic on-site audits to ensure Seller's compliance with its quality assurance program and quality inspection procedures.

Seller shall provide Buyer with access to its quality inspection testing results upon request.



9.2 ISO 9002. Seller shall diligently pursue ISO 9002 certification and maintain such certification, if it is acquired during the term of this Agreement or any extensions thereof, for the duration of this Agreement and any extensions thereof

10.0 WARRANTIES AND REPRESENTATIONS

10.1 PRODUCT WARRANTY. Seller warrants that title to all Products delivered to Buyer under this Agreement will be free and clear of all liens, encumbrances, security interests or other claims. Seller also warrants that the Products will be free of defects in design, material and workmanship and, if operated in accordance with the applicable Specifications, will conform to the Product Specifications for ninety (90) days following installation of the Products at an End User's location. The warranty with respect to Spare Parts and Supplies shall be the lesser of ninety (90) days following installation thereof or [*] following delivery from Seller. Buyer's inspection or acceptance of, or payment for, any Products shall not constitute a waiver of any breach of warranty. The procedure to be followed by Buyer and Seller in the event Buyer needs to

[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST return Products under this warranty is set forth in Attachment II of this Agreement.

10.2 HARMFUL CODE WARRANTY. In the event that any of the Products are software or include software of any type, Seller represents and warrants that each such Product does not contain any code, programming instruction or set of instructions that is intentionally constructed to damage, interfere with or otherwise adversely affect operation of that Product or other computer programming code, data files, or hardware without the consent and intent of the Product user. Seller shall establish and enforce procedures, which shall be reviewed with Buyer, and at Buyer's request, to prevent any such code, programming instruction or set of instructions from being incorporated into a Product and shall promptly notify Buyer of any knowledge or suspicion that any such harmful code, programming instruction or set of instructions has been incorporated into a Product.

10.3 CLAIM WARRANTY. Seller hereby represents and warrants that it has not received and knows of no claim made or proceeding brought by a third party on the basis that any Product, End User Documentation or Service Documentation infringes or utilizes a patent, copyright, mask work, trade secret or trademark of a third party and that no patent, copyright, mask work, trade secret or trademark of a third party has been used without permission to manufacture or complete such Product, End User Documentation or Service Documentation or has been incorporated therein without permission.

10.4 LICENSE WARRANTY. Seller hereby represents and warrants that it has the full power and right to grant to Buyer each of the licenses set forth in
     Section 14 of this Agreement.


10.5 REMEDUES FOR BREACH OF WARRANTY. In the event of a breach of the warranty set forth in Section IO. 1, the nonconforming Products shall be remedied in accordance with any of the following options as mutually agreed upon by Buyer and Seller:

     a) the nonconforming Products or any parts thereof shall be returned to Seller for repair, replacement, or a refund or credit in the amount of the original purchase price, freight collect;

     b) Seller shall make the necessary repairs at Buyer's designated facility,

     c) Buyer shall make the necessary repairs, with Seller furnishing the necessary parts and reimbursing Buyer for its cost of labor at Buyer's then current labor rates, or

     d) Seller shall refund the Spare Parts or Supplies equivalent price to the Buyer for all parts replaced during the warranty period and Buyer shall scrap the replaced parts.

In the event of a breach of the warranties set forth in Section 10.2, the Buyer's remedies shall be as follows:

     e) Seller shall repair or correct by substitution of code and media at Seller's expense all copies of code included in Products received by Buyer and in Buyer's possession which have been adversely affected by harmful code;



     f) Seller shall repair or correct by substitution of code and media at Seller's expense all copies of code included in Products received by Buyer and in the possession of Buyer's Customers or End Users, which Products have been adversely affected by harmful code; and

     g) Subject to the limitations of Section 17.8, Seller shall, at its own expense, indemnify, defend and hold harmless Buyer, its Subsidiaries, its and their successors and assigns, officers, employees, agents, End Users and resellers from and against all damages, costs or expenses incurred as a result of any claim that a Product, Spare Part and/or Supply, including harmful code set forth in Section 10.2 hereof Buyer shall promptly notify Seller of any such claim and cooperate fully with Seller. Seller shall have control of the defense against such claim, except that Buyer shall have the right to retain counsel for purposes of bringing a claim under this Agreement or to participate in the defense or settlement thereof if such claim is brought by a third party.

If a claim is made under Section 10.2 for damages arising from harmful software code, Seller shall not be obligated to perform any of the remedies listed above if the claim resulted, directly or indirectly, from a modification of or addition to the code by someone other than ACS' employees or agents.

10.6 EPIDEMIC FAILURES. In the event of an Epidemic Failure, Seller shall at its expense repair the defective Products, replace the defective Products or reimburse Buyer for the costs it incurs correcting the defect. Any Products returned to Seller shall be returned freight collect.

10.7 LIMITATION OF WARRANTIES.

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.0 INDEMNIFICATION

11.1 PATENT, COPYRIGHT, MASK WORK, AND TRADEMARK INDEMNIFICATION. Seller shall, at its own expense, indemnify, defend and hold harmless Buyer, its subsidiaries, its and their successors and assigns, officers, employees, agents, End Users and resellers from and against all damages, costs or expenses incurred as a result of any claim that a Products provided hereunder infringes a patent, copyright, mask work, or trademark. Buyer shall promptly notify Seller of any such claim, and cooperate fully with Seller. Seller shall have control of the defense against such claim, except that Buyer shall have the right to retain counsel and participate in the defense or settlement.

In the event that an injunction is obtained against the use or sale of a Product, Seller shall, at its own expense, either:

a)   [*]

[*]  OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

b)   [*]

c)   [*]

Notwithstanding the foregoing, Seller shall not be obligated to indemnify Buyer if the infringement is caused by Buyer's modification of the Product after delivery by Seller and such infringement would not have occurred but for such Buyer modification.

11.2 SELLER'S PRODUCT AND OTHER INDEMNIFICATION. Seller shall indemnify and hold Buyer, its subsidiaries, its and their successors and assigns, officers, employees and agents harmless from any claims for personal injury or property damage caused by any defect in design or manufacture of the Products or by Seller's negligent act, omission or willful misconduct.

11.3 BUYER'S INDEMNIFICATION. Buyer shall indemnify and hold Seller, its subsidiaries, its and their successors and assigns, officers, employees and agents harmless from any claims for personal injury or property damage caused by any defect in design or manufacture of the Buyer's products or by Buyer's negligent act, omission or willful misconduct.

12.0 PRODUCT SUPPORT

12.1 END USER DOCUMENTATION AND SERVICE DOCUMENTATION. Seller shall furnish to Buyer two (2) English language copies of the End User Documentation and Service Documentation at no charge, and a camera ready copy and electronic equivalent of the End User and Service Documentation at the prices, if any, set forth in Attachment 5. Seller shall also furnish Buyer with updates to the End User Documentation and Service Documentation within thirty (30) days of their internal availability. Seller hereby grants Buyer a worldwide, non-exclusive, non-transferable royalty-free license to duplicate and redistribute all or any part of the End User Documentation and Service Documentation and to make, have made and distribute derivative works based on such End User Documentation and Service Documentation for use


[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST in connection with the sale, use, installation, repair and maintenance of the Products.

12.2 TRAINING. Seller shall provide Buyer with one (1) training class in the United States at Buyer's Boulder, Colorado location in March 1996 and one
     (1) training class in Europe for up to twenty (20) students per class at a date to be determined, both classes at no charge to Buyer. Additional training classes shall be furnished by the Seller at a mutually agreed upon price per session. The classes will be held at mutually agreed upon times at the same locations as the original training classes. The Buyer shall be responsible for the travel and living expenses of its employees. In the event Buyer requests that a training class be held at a location other than specified above, Buyer will reimburse Seller for the reasonable travel and living expenses incurred by Seller's training personnel. Training classes may be videotaped by Buyer and any training materials may be copied for future training use by Buyer.

12.3 TECHNICAL SUPPORT. Seller shall provide Buyer with telephone technical support during the term of this Agreement at no charge to Buyer. Such support shall be provided as set forth in Attachment 6. If a technical problem cannot be resolved by telephone technical support, Seller shall provide on site technical support to Buyer at the rates specified in Attachment 6 provided, however, that Buyer shall not be required to make any payments to Seller for on site technical support if the technical problem is due to a defect in design, resulting in a failure of the Products to conform to the Product Specifications.

13.0 CONTINUITY OF SUPPLY

13.1 CURRENT PRODUCTS, SPARE PARTS, AND SUPPLIES. In the event that Seller shall fail or be unable for any reason to provide Products, Spare Parts, and/or Supplies within [*] following receipt of written notice of default from Buyer, Seller shall, at Buyer's request and without charge to Buyer, provide for an experienced manufacturer to supply the Products, Spare Parts, or Supplies to Buyer at the prices and under the terms and conditions set forth in this Agreement, or shall within [*] of such notice provide Buyer with the Requisite Documentation and promptly license Buyer, or a party designated by Buyer, at no cost to manufacture and/or assemble or have manufactured and/or assembled on


[*]  OMITTED INFORMATION SUBJECT TO PENDING CONFIDETIAL TREATMENT REQUEST

     Buyer's behalf the Products, Spare Parts or Supplies that Seller is unable to supply. Such license shall be non-exclusive, and shall be limited to the manufacture and assembly of Products, Spare Parts or Supplies for Buyer's use or for sale to Buyer's Customers or End Users and shall continue in effect for as long a Seller is unable to deliver Products pursuant to this Agreement. Seller shall also provide technical assistance to Buyer or to a party designated by Buyer to support the manufacture of the Products and Spare Parts. Any such assistance shall be provided at prices that do not exceed Seller's then current charges for technical services.

13.2 PROVISION FOR SPARE PARTS AND SUPPLIES AFTER TERMINATION. In the event either party terminates this Agreement or any Printer Engine is discontinued, whichever occurs first, Seller agrees to allow Buyer to purchase Spare Parts and Supplies at the then current prices, that is, the price at the time each order is submitted by Buyer to Seller, for a period of up to [*] from the date the last Printer Engine is delivered under this Agreement. In addition, if Seller elects to discontinue providing Spare Parts and/or Supplies for such Printer Engine after such [*] period, Seller shall offer Buyer a last-time buy in quantities sufficient to satisfy the requirements of Buyer's End Users.

[*]

[*]  OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

13.3 FORCE MAJEURE. Neither party shall be responsible for failure to fulfill its obligations under this Agreement due to causes beyond its control including, but not limited to, accidents, labor disputes, military conflicts, insurrections, riots, explosions, lightning, earthquakes, fires, storms and floods.

14.0 INTELLECTUAL PROPERTY

14.1 LICENSE OF SOFTWARE AND INTERNAL CODE. Seller hereby grants to Buyer a worldwide, non-exclusive, non-transferable, royalty-free license to use, to sublicense to End Users to use, and to sublicense authorized agents, resellers, and distributors to use and sublicense to End Users to use, the software and internal code listed in Attachment 7 in connection with the Products.

14.2 LICENSE OF PATENTS AND APPEARANCE DESIGNS. Seller hereby grants to Buyer worldwide, non-exclusive non-transferable, royalty-free patent and appearance design patent license to all patents owned or licensable by Seller that cover or relate to use of (a) the software or internal code listed in Attachment 7 and (b) the Products listed in Attachment 1. Seller also grants Buyer the right to sublicense its End Users to use, and to sublicense its subsidiaries and its and their authorized agents, resellers, and distributors to use and sublicense to End Users to use, such software, internal code and/or Products.

14.3 OWNERSHIP OF APPEARANCE DESIGNS. To the extent that Buyer uses its own design appearance for a Product, that design appearance shall remain the exclusive property of Buyer and Seller may not and agrees not to utilize such design appearance for its own products. To the extent that Buyer requests Seller to incorporate appearance design changes in a Product that Buyer is purchasing under this Agreement as Custom Materials hereunder, Seller agrees that such changes in appearance design shall be the exclusive property of Buyer and Seller may not and agrees not to utilize such changes in appearance design for its own products. The parties agree that Buyer is licensed, as per subsection 14.2 above, to use portions or all of Seller's appearance designs should Buyer have no desire to use its own or a modified appearance design for a Product.

14.4 RIGHTS IN DATA. All of the Custom Material prepared specifically for Buyer under this Agreement shall belong exclusively to Buyer and shall be deemed to be works made for hire. To the extent that any of the items may not, by operation of law, be works made for hire, Seller hereby assigns to Buyer the ownership of copyright in such Custom Material and Buyer shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available in such Custom Material. Seller agrees to give buyer all assistance reasonably required to perfect such rights. To the extent that any of Seller's preexisting materials are contained in such Custom Material, Seller grants to Buyer an irrevocable, non-exclusive, worldwide, royalty-free license to:

 a) use, execute, reproduce, display, perform, distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof, and

 b) license, sublicense and authorize others to do any, some or all of the foregoing.

No license or right is granted to Seller, either expressly or by implication, estoppel or otherwise to use, execute, reproduce, display, perform, distribute copies of, or prepare derivative works based upon, any of such Custom Material either during or after the term of this Agreement, except that Seller is free to use its pre-existing materials in any manner, without restriction or any obligation to Buyer.

14.5 TRADEMARKS. Except as permitted by local law, neither party shall have the right to use the trademarks, trade names or logos of the other party in connection with any product, promotion or publication without the prior written approval of the other party.

14.6 INVENTION DISCLOSURE. Seller shall promptly make a complete written disclosure to Buyer of each Invention arising out of Custom Material work, and Buyer and Seller shall each promptly make a complete written disclosure to the other of each joint Invention, in any case, specifically pointing out the features or concepts which Seller or Buyer believes to be new or different.

14.7 INVENTION RIGHTS. Seller hereby assigns to Buyer, its successors and assigns, every sole and joint Invention made by Seller arising out of the creation of Custom Materials under this Agreement, for which Buyer has paid, together with the right to seek protection by obtaining patent rights therefor and to claim all rights of priority thereunder, and the same shall become and remain Buyer's property whether or not such protection is sought.

Buyer will grant Seller a non-exclusive license to any Invention that has been created as or grows out of Custom Materials for which Buyer has paid, provided that Seller gives Buyer a lead time of at least [*], during which time only Buyer's Products may be marketed with such Inventions incorporated therein, provided, however, that Seller may not incorporate such an Invention in the products of any other of its buyers who declines to permit Seller made improvements to be incorporated in Buyer's Products .

Seller shall, upon Buyer's request and at Buyer's expense, cause patent applications to be filed thereon through solicitors designated by Buyer, and forthwith assign all such applications to Buyer, its successors and assigns. Seller shall give Buyer and its solicitors all reasonable assistance in connection with the preparation and prosecution of any such patent applications and shall cause to be executed all such assignments and other instruments and documents as Buyer shall consider necessary or appropriate to carry out the intent of this Section 14 and its Subsections.

Each joint Invention made by Seller and Buyer not arising out of the creation of Custom Materials under this Agreement shall be owned jointly by the parties and Buyer and Seller shall be entitled to deal with each such joint Invention as though it were a sole invention with no obligation to account to the other with respect to any such joint Invention.

14.8 PATENT AND COPYRIGHT CLEARANCE INVESTIGATION. Seller will disclose to Buyer in writing, within [*] of Buyer's request thereof, sufficient technical information necessary to enable Buyer to conduct a patent clearance investigation with respect to Products to be delivered hereunder. Seller shall also promptly notify Buyer in writing of any patents of third parties which pertain to the Products, and of any suits or



[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATEMENT REQUEST claims of patent infringement which have made with respect to the Products.

15.0 CONFIDENTIAL INFORMATION.

15.1 HANDLING OF CONFIDENTIAL INFORMATION. All disclosures of confidential information shall be made pursuant to the terms and conditions of the Confidential Disclosure Agreement ("CDA") between the parties, which is incorporated herein by reference as Attachment 9, or another written, confidential disclosure agreement that is mutually agreed to by the parties.

16.0 TERMINATION

16.1 MATERIAL BREACH. Either party may terminate this Agreement or any purchase order issued hereunder effective immediately upon written notice of termination to the other party in the event the other party materially breaches this Agreement and such breach is not cured within thirty (30) days after receipt of the written notice of breach from the terminating party. If this Agreement is terminated by Seller due to Buyer's breach, Buyer's sole obligation to Seller for such breach shall be the payment to Seller for (1) all Products shipped to and accepted by Buyer prior to the effective date of such termination, and (2) all costs incurred by Seller in the production of any unfinished Products, including but not limited to Seller's costs associated with the acquisition of raw materials and/or component parts and the costs of terminating contracts with its vendors; provided, however, that Seller shall make a commercially prudent effort in such event to mitigate Buyer's damages.

16.2 INSOLVENCY. Buyer may terminate this Agreement if, more than [*] after the Commencement Date hereof:

     a) Seller becomes insolvent or unable to meet its obligations as they become due,

     b) a petition or proceeding, voluntary or involuntary, for relief under bankruptcy, insolvency, reorganization, dissolution, winding-up, receivership, liquidation or similar law is filed or commenced by or against Seller, or


[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

     c) a trustee, custodian, receiver or similar officer is appointed to take charge of all or part of Seller's business.


During the [*] period after the Commencement Date of this Agreement, Buyer may twice, without cause, request Seller to give Buyer written assurance of Seller's general financial condition. These requests may be made upon the [*] and [*]anniversaries of the Commencement Date. Buyer may also request written reassurance from Seller as to Seller's financial status during the term of this Agreement and any extensions thereof provided that Buyer states specific appropriate reasons therefor and, if Buyer so states its reasons, Seller shall be obligated to reply to Buyer within thirty (30) business days of receipt of Buyer's request.

In the event of termination for insolvency, Seller shall provide to Buyer any and all Requisite Documentation.

17.0 GENERAL

17.1 AUTHORITY. Each party represents that it has the authority to enter into and perform all of the obligations set forth in this Agreement.

17.2 COMPLIANCE WITH LAWS. Each party shall comply with all applicable federal, state and local laws, regulations and ordinances including, but not limited to, the regulations of the United States Department of Commerce relating to the export of products or technical data.

17.3 LIMITATION OF ACTIONS. Neither party may bring an action, regardless of form, arising out of this Agreement, more than two years after the cause of action has arisen.

17.4 WAIVER. Failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

[*]  OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

17.5 ASSIGNMENT. Neither party can assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.


17.6 ENTIRE AGREEMENT. This Agreement is the complete and exclusive statement of the agreement between the parties and supersedes any and all prior oral or written communications between the parties relating to the subject matter hereof [*]

17.7 INDEPENDENT CONTRACTORS.  Both parties are independent contractors.
     Nothing in this Agreement shall be deemed to create an agency, partnership, joint venture, or employer/employee relationship.

17.8 LOST PROFITS/CONSEQUENTIAL DAMAGES. In no event shall either party be liable for any lost profits or consequential damages arising out of, or relating to this Agreement.

17.9 NOTICES Any notice which may be or is required to be given under this Agreement shall be in writing, and shall be deemed to have been received:

a)   when delivered personally,
b)   when sent by confirmed facsimile,
c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
d) one (1) day after deposit with a commercial oven-tight carrier with written verification of receipt.

All notices shall be sent to the addresses set forth below:

Notices regarding technical information:


[*] OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

               BUYER:                               SELLER:
                   [*]                                  [*]
               -----------                          -------------
               (Name)                               (Name)
               Senior Engineer                      Product Manager
               ---------------                      ---------------
               (Title)                              (Title)
               6300 Diagonal Highway                99 East River Drive
               Boulder, CO 80301                    East Hartford, CT 06108
               -----------------                    -----------------------
               (Address)                            (Address)

Notices regarding contract administration, daily operations and updates and modifications to the contract attachments:

              BUYER:                                SELLER:
                   [*]                                  [*]
              -------------------                   ------------
              (Name)                                (Name)
              Contract Administrator/Engineer       Director of Marketing
              -------------------------------       ---------------------
              (Title)                               (Title)
              1701 North Street                     99 East River Drive
              Endicott, NY 13760                    East Hartford, CT 06108
              ------------------                    -----------------------
              (Address)                             (Address)

Notices regarding contract modifications and contract interpretation:

              BUYER:                                SELLER:

                   [*]                                  [*]
              -------------------                   ------------------
              (Name)                                (Name)
              Director, Business Alliances          Vice President
              ----------------------------          --------------
              (Title)                               (Title)

              150 Kettleton Road                    99 East River Drive
              Southbury, CT 06488                   East Hartford, CT 06108
              -------------------                   -----------------------
              (Address)                             (Address)


[*]   OMITTED INFORMATION SUBJECT TO PENDING CONFIDENTIAL TREATMENT REQUEST

17.10 MODEFICATIONS.   This Agreement can be modified only by a written
      amendment signed by the authorized representatives of the parties.



17.11 SEVERABILITY. If any provision of this Agreement or the application thereof is held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity shall not affect the other provisions of this Agreement, the enforceability of this Agreement as a whole or the enforceability of such provision in other jurisdictions to the extent permitted by law.

17.12 CONTROLLING LAW. This agreement shall be governed and construed in all respects in accordance with the laws and regulations of the State of New York, without reference to choice of law principles.

17.13 FORUM. Any action or proceeding brought to enforce or resolve disputes relating to this Agreement shall be brought before a court of competent jurisdiction by Seller in the State of Connecticut, including a Federal District Court sitting within such state, or by Buyer before a court of competent jurisdiction in the State of Colorado, including a Federal District Court sitting within such state. Neither party shall attest that such court lacks jurisdiction over such party or the subject matter hereof

17.14 WAIVER OF JURY TRIAL. The parties expressly waive any right they may have to a jury trial.

17.15 SURVIVAL. All provisions which by their nature extend beyond the termination or expiration of this Agreement shall remain in effect beyond any termination or expiration.

17.16 ORDER OF PRECEDENCE. To the extent any terms and conditions of this Agreement conflict with the terms and conditions of any invoice, purchase order or purchase order acknowledgment, the terms and conditions of this Agreement shall control.

17.17 HEADINGS. The headings and titles of the provisions of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision.

17.18 PUBLICITY Neither party shall publicly disclose the existence of this Agreement, any information concerning this Agreement or the terms and conditions of this Agreement, except as required by law, without the prior written consent of the other party.

17.19 NO MINIMUM COMMITMENT. Both Buyer and Seller understand and agree that the Agreement does not obligate Buyer to purchase a minimum amount of Products.



IN WITNESS WHEREOF, both Buyer and Seller have executed this Agreement by their respective authorized representatives.



INTERNATIONAL BUSINESS                        ACCENT COLOR SCIENCES, INC.
MACHINES CORPORATION


By:                                            By:
   --------------------------                     ------------------------
    (Signature)                                       (Signature)

Name: Richard T. Myers, Jr.                    Name:  Richard J. Coburn
      --------------------                            -----------------

Title: Vice-President Development              Title:  President
       ---------------------------                     ---------


Date: April 11, 1996                           Date:  April 16, 1996
      --------------                                  --------------

                        ATTACHMENT 1 SUBJECT TO PENDING
                   -------------------------------------

                         CONFIDENTIAL TREATMENT REQUEST
                   ------------------------------------

                     ATTACHMENT 2: PACKAGING SPECIFICATIONS



All product(s) which buyer purchases from seller shall adhere to IBM packaging specifications. These requirements are specified in the document "packaging and materials handling/supplier and interplant requirements". The document number is GA21-9261-9, a copy of which has been given to Seller by Buyer and which Seller acknowledges receipt of.

                        ATTACHMENT 3 SUBJECT TO PENDING
                   ------------------------------------

                         CONFIDENTIAL TREATMENT REQUEST
                   ------------------------------------

Attachment 4: Quality Assurance and Testing Procedures


1.0 ACS QUALITY SYSTEM

ACS is committed to quality and excellence in achieving the goals for total customer satisfaction and to deliver quality and cost competitive Product and Spare Parts on time while continuously seeking to improve all work processes.


2.0 QUALITY LEVELS

The acceptable incoming quality level goal from ACS to IBM is defect free Product and Spare Parts conforming to the Product and Spare Parts Specification referenced in Attachment 3. ACS is required to make every effort to produce Product and Spare Parts meeting this goal. A continuous Product and Spare Parts and process improvement program shall be maintained by ACS to help in achieving this goal.


3.0 QUALITY PLAN

ACS shall provide to IBM thirty (30) days prior to IBM's Product Commercial Limited or General Availability, a documented Manufacturing, Quality & Test Plan which specifies ACS's Manufacturing, Quality & Test processes designed to meet the Product and Spare Parts Specification. This plan shall include, but not be limited to procedures which define the following-.

 .  Receiving inspection of subcontract or purchased units/ components
 .  Control procedures for nonconforming material.
 .  Tool, gauges and test equipment certification and calibration program
 . Manufacturing flow diagrams which identified the flow of the Product and Spare Parts from receiving of detail or component parts through the assembly, inspection test, packaging and shipping operations.
 .  Inspection records for in-process, final inspection and test
 .  Acceptance test procedures for subassemblies and final assemblies
 .  Engineering change control procedures
 .  Packaging stocking and shipping of acceptable assemblies
 .  Defect data collections and process reporting
 . Plan for inspection, test, and packaging of those parts identified as maintenance Spare Parts
   Definition of good workmanship
 .  Procedure for qualifying parts/processes from subcontractors


IBM/ACS Product Purchase Agreement        Page 137                April 11, 1996

The manufacturing/quality/test processes must be described to the extent necessary to assure that defects are detected and removed at the earliest practical point.


4.0 DEFECTIVE PRODUCTS OR SPARE PARTS


When IBM notifies ACS of defective Product and Spare Parts it has received from ACS, ACS shall perform a defect analysis and define appropriate corrective action and communicate it to IBM within four (4) working days. IBM will be required to accept or reject the submitted corrective action within four (4) working days of the receiving the plan. If IBM has not accepted or rejected the plan within the four (4) day period, the corrective action shall be considered accepted.


5.0 DATA RECORDS

ACS is responsible for collection of data and summary reports as mutually agreed to by ACS and IBM. ACS's quality data shall be kept for a minimum of three (3) years. IBM shall have the opportunity to review quality data upon request. IBM reserves the right to ask ACS what kinds of failure analysis and/or corrective actions are being taken to improve the Product and Spare Parts or processes and/or eliminate defects.


6.0 HARDWARE ERRORS

IBM defines a hardware Error as any nonconformity that would prompt a service call being reported by IBM and/or End User. The following nonexclusive list serves as examples of hardware defects:

 .   Product and Spare Parts not built and/or shipped to IBM's order
 .   Product and Spare Parts having a visual/ mechanical/ functional defect
 .   Missing/incorrect Product and Spare Parts features
 .   Product and Spare Parts shipping damage (handling forces typical industry standard)


The following non-inclusive list serves as examples of defects that IBM will not hold ACS responsible for:

 .   Product and Spare Parts ordered incorrectly by IBM's marketing force
 .   Product and Spare Parts shipping damage (handling forces positively exceeded industry standard)
 .   Product and Spare Parts improperly installed or End User improperly trained
 .   User complaints due to documentation modified by IBM

7.0 AUDIT INSPECTIONS

7.1 Location of Audits

IBM/ACS Product Purchase Agreement       Page 137                 April 11, 1996

IBM reserves the right to audit Product and Spare Parts from a manufacturing/quality/reliability standpoint. The audit inspection may be performed at any one of the two (2) following locations:

a) At ACS's point of manufacture: This would be done with prior agreement with ACS so as to keep the disruption of the manufacturing line to a minimum. ACS will provide the appropriate space, tools, equipment and personnel to aid IBM in the audit. Each party will be responsible for its own expenses.

b) At IBM's distribution center(s): IBM reserves the right to audit the Product and Spare Parts at IBM's distribution center(s). ACS will provide the necessary drawings required by an IBM quality inspector to enable this inspector to determine the quality level of Products or Spare Parts.


7.2 Audit Findings

After completion of the audit, IBM and the ACS will jointly agree to the disposition of the Product and Spare Parts based on the findings of the audit.


7.3 Corrective Action

If defects are found in the quality audit, ACS agrees to perform failure and process analysis and initiate positive corrective action. ACS will provide the necessary parts, documentation and labor to correct the defects on the audited Product and Spare Parts prior to shipment of such Product and Spare Parts to the end user.


7.4 IBM Responsibilities

IBM quality assurance audit activities will be in progress throughout the term of this Agreement. These activities in no way replace ACS's quality assurance efforts.


8.0 SUPPLIER EVALUATION

8.1 Supplier Audits

IBM reserves the fight to conduct preliminary and periodic audits to assure that ACS's and/or ACS's subcontractors facilities, manufacturing and quality assurance programs are adequate for production of the Product and Spare Parts to meet the Product and Spare Parts Specifications. Audits of ACS suppliers by IBM must be agreed to and coordinated by ACS to ensure minimal interruption to ACS suppliers.


8.2 Audit Personnel

IBM/ACS Product Purchase Agreement      Page 138                 April 11, 1996

IBM may assign a resident representative to ACS's facility to perform source audits. Appropriate notification will be given to ACS of this intent.


9.0 Product and Spare Parts PERFORMANCE

9.1 General


IBM will periodically provide ACS with summary defect data. The period the data will cover will be established by the parties, as needed, to ensure defect free Product and Spare Parts. The data provided will be the combined results of incoming quality audits, any defect discovered during prove integration into IBM process and field repair audits.

The parties shall meet at least one (1) time each calendar quarter to review this data, defect trends and any corrective actions that were implemented or need to be implemented to eliminate defects.



9.2 Installation

IBM expects that Product and Spare Parts will be installed by IBM's Customer Engineering force in the field defect free. The goal for the three (3) month rolling average for install will be at least 97% defect free.


9.3 Early Life

IBM expects that the Product and Spare Parts will perform in the field (at the End User location) without failure. The goal for the three month rolling average for early life failures will be jointly determined by IBM and ACS.


9.4 Full Field

IBM expects that the Product and Spare Parts will perform in the field (at the End User location) without failure. The goal for the three month rolling average for full field defects will be jointly determined by IBM and ACS.


9.5 Remedies

If the Product and Spare Part fails to meet the above quality/reliability requirements for the install, early life or full field, IBM and ACS agree to perform failure/process analysis and provide positive corrective actions. Such corrective actions may require actions by IBM, ACS, or both parties. If it is determined that ACS is the cause of the failure to meet the above quality/reliability requirements, ACS shall issue Engineering Changes as defined in Section 8 "PRODUCT CHANGES" of this Agreement, to remedy the cause of the failure. Other actions may be required to remedy such failures and will be negotiated on an event by event basis and mutually agreed to by the parties.

IBM/ACS Product Purchase Agreement

April 11, 1996

10.0  SPARE PART PERFORMANCE

10.1 Criteria

IBM expects Spare Parts supplied by ACS to be defect free. The new defective ("new D") goal for Spare Parts supplied by ACS to IBM shall be 3% or less. The "new D" rate will be reported by IBM's quality engineer to ACS on a monthly basis.


10.2 Defective Spare Parts Return

IBM agrees to have defective or rejected Spare Parts returned from IBM's Customer Engineering Force in the field. IBM will then return these parts to ACS for failure analysis and corrective action when agreed upon by IBM and ACS.


10.3 Remedies

If ACS fails to meet the above quality/reliability requirement for Spare Parts, ACS agrees to perform failure/process analysis and provide positive corrective action. Upon mutual agreement, ACS will provide the necessary parts, documentation and labor to correct the problem at ACS's repair facility or reimburse IBM for the same. IBM reserves the fight to return all suspect Spare Parts from IBM's Spare Parts distribution network for repair/replacement by ACS.


11.0 NONCONFORMING MATERIAL

11.1 Acceptance

Product and Spare Parts not conforming to the specifications required by this agreement are not acceptable for shipment to IBM except when an off-specification (off-spec) request has been made by ACS and approved by IBM's manufacturing or quality engineer. Off-specs will not be considered for safety or functional defects.


11.2 Disposal

Procedures are required by ACS to identify, evaluate, control and dispose of non-conforming material. Such material must be segregated to prevent contamination of production lots.



IBM/ACS Product Purchase Agreement

April 11, 1996

Attachment 5: Documentation
---------------------------


Below is a list of the documentation requirements:
ACS DELIVERABLES-
1. Customer Information Units:
    - Operator's Guide
    - Program Integrated Information (PII) - messages, screen text, help


2. Service Information Units:
    - Maintenance Information


3. Early source graphic and .pcx file to be provided to IBM for format verification.

4. The above information units should follow the IBM Information Development Guidelines and pass reviews provided by IBM. Reviews are to be scheduled early in the development of the documentation to ensure we are heading in the right direction, another review toward the middle of the documentation development cycle and a final review prior to the transferring of the data sets. These reviews are a minimum, but should be sufficient if finished sections are delivered for ongoing review and comment. Finished non language translated documentation must be delivered 45 days prior to general availability. Documentation which requires language translation will be delivered at least 12 weeks prior to general availability.

5. The final deliverables will include complete and accurate FrameMaker source files and hardcopy.


The following are requirements for items I & 2 above.

* Tools Requirements
   - FrameMaker 4.0 or later
   - Graphics tool used must be compatible with FrameMaker 4.0



* Text File Requirements
   -  Naming conventions for text files-.
   -  filename.mkr for chapter files (file naming conventions TBD)
   -  PC directory structure for text files:
      - c:\3991\text\main\filename.mkr - Maintenance Information files
    - c:\3991\text\oper\filename.mkr - Operator's Guide files
   -  Use BMSTYL3.MKR template for all customer documentation
   -  File size:  Maintenance Information files should be 10 pages or less

IBM/ACS Product Purchase Agreement

April 11, 1996

Graphics Requirements
  -  Naming conventions for graphics files (using C6PaOnnn prefix):
  -  C6POOnnn.pcx - graphic files in Operator's Guide
  -  C6PMOnnn.pcx - graphic files in Maintenance Information
  -  C6PPOnnn.pcx - graphic files in Part's Catalog
  -  PC directory structure for graphics files:
     -  c:\3991\art\main\filename.pcx
     -  c:\3991\art\oper\filename.pcx
  -  Create source art as vector graphics (not bit map) at 300 dpi
  -  File format for source art must be either CGM, CDR, Al, or DXF
  -  Size the source art (rather than when importing into Frame)
  -  Create PCX files from source graphic using HiJack, if necessary
  -  Import all graphics by reference at 300 dpi into the text files
  -  Graphic label Requirements-.
  - For Maintenance Information, use callouts (reverse type) in graphics rather than text labels.
  - For customer documents, create graphics without labels and add labels to the graphic after the graphic is imported.
  -  Place filename for graphic (outside graphic, rotated, 6 point)


The content outline for the Operator's Guide list in item #1 above, will be similar to the IBM 3900 printing system as approved by both ACS and IBM.

The following are requirements for the Maintenance Information in item #2 above:

Maintenance documentation package is to contain the following tabbed sections:
   - Safety
   - Locations
   - Wiring diagrams
   - PM, (Preventive Maintenance)
   - Diagnostics
   - Parts catalog
   - MAPs (Maintenance Analyst Procedures)

FrameMaker does not support MAPs format to be used in the documentation. A list of all the possible items that could cause a particular problem will be sufficient. For instance, the drive motor does not run because; motor is defective, wiring is open, (list all possible open wires), circuit breaker is open, bind in the driven mechanism, etc.

A list of helpful diagnostics should also be included. For instance, driver routine that runs the drive motor, driver for routine for motor rotation sensor. A small wiring diagram should also be included for the circuitry that may be involved in the failure. See 3900 MAPS for examples.

IBM/ACS Product Purchase Agreement

April 11, 1996

IBM will create this section of the Maintenance documentation based on the above information from ACS.
    -  CARR, (Check Adjust Remove Replace)
    -  Tools, (Special tools for Twilight)
    -  Theory of Operation
    -  Installation/Discontinuance/Relocation

All portions of the documentation with the exception of the MAPs should be complete and usable by the field. The procedures must be complete and contain all required art. Individual sections should be provided when they are complete to allow for comments prior to reviews.

IBM DELIVERABLES:

1.  Guidelines for technical illustrations and wiring diagrams (TBD)

2. FrameMaker templates for customer documents (BMSTYL3.NfKR) and Maintenance Information (TBD)

3. Boilerplate document sections (notices, trademarks, communication statements, safety notices, and safety information)

4.  Complete and timely reviews

5.  Information Development Guidelines:
    -  Style
    -  Information Development Guidelines
    -  Task-Oriented Information
    -  Vocabularies for Customer and Service Information (CE Limited Vocabulary)
    -  IBM Dictionary of Printing

6. After delivery of what is considered to be finished maintenance documentation, IBM will test and enhance that documentation. If changes to the machine require documentation changes ACS must provide all updates to the documentation with change bars to identify the changed portions of the documentation.

7.  IBM is responsible for the development of the Introduction and Planning
Guide.

Attachment 6: Technical Support
-------------------------------


Level of Support
----------------

Seller technical support to Buyer shall be limited to Product malfunction, performance deficiencies, and other Seller technical obligations identified in this Agreement, i.e. change request coordination, technical information flow with Buyer, unresolved technical field problems and service bulletins.


Technical Support
-----------------

Seller technical support to Buyer technical requests to Seller will be through a single point of contact.

Technical support to Buyer is intended to address Product malfunction and performance deficiencies experienced by the Buyer that the Buyer cannot resolve through its normal problem escalation process. After good faith efforts to resolve the problems internally, Buyer, through its own point contact, may contact Seller by phone during normal business hours for assistance in problem resolution. Seller technical support contact will assist Buyer in resolving problems. Seller technical support contact will coordinate other Seller resources necessary to assist Buyer in problem resolution.

Buyer and Seller change request processes will be initiated and coordinated through their single point respective single point contacts. All technical information and updates regarding Sellers' Products identified in this Agreement will be provided to the Buyer through the Seller's technical support contact.

Technical support outside of normal business hours will only be requested after Buyer has exhausted all other technical support channels. These include an on site customer engineer (CE), a district customer engineer (CE), Boulder level 2 support and Boulder engineering support. Seller will provide a telephone number and fax number which will be available twenty four (24) hours per day and seven
(7) days per week.


Business Hours
--------------

Normal business hours are from 7-.30 AM to 4:00 PM Mountain Standard Time weekdays. (Monday through Friday)

IBM/ACS Product Purchase Agreement

April 11, 1996

On Site Support
---------------

Seller will provide onsite technical support as required by Buyer. On site support will be charged to Buyer according to Seller's standard per them rates in effect at the time support is provided. Per them charges will include, but not be limited to, the following- travel expense (all actual and reasonable travel, including meals and lodging), labor hours, parts, materials and supplies used.

Attachment 7: Software Licenses
-------------------------------




Number/System

Name of Software       Vendor/Manufacturer     Number/System
------------------     -------------------     -------------
 Windows 95            Microsoft                     1
 DOS 6.1               Microsoft                     2
 DOS 4GfW Pro          Tenberry,lnc                  1

Seller shall have necessary license agreements in place to allow Buyer to purchase hard drives with previously loaded software. These hard drives will be used by the Buyer as a Spare Part.

                        ATTACHMENT 8 SUBJECT TO PENDING
            ---------------------------------------------

                         CONFIDENTIAL TREATMENT REQUEST
            ---------------------------------------------

April 11, 1996

Attachment 9: Confidential Disclosure Agreement
-----------------------------------------------



This Attachment 9 constitutes pages 152 through 158 of the IBM/ACS Product Purchase Agreement.

April 11, 1996

                  CONFIDENTIAL DISCLOSURE AGREEMENT

This is a Confidential Disclosure Agreement ("Agreement") between International Business Machines Corporation, located at 6300 Diagonal Highway, Boulder, CO 80301 ("IBM") and Accent Color Sciences, Inc., with a principal place of business at 101 East River Drive, East Hartford, CT 06108 ("ACS").

WHEREAS, IBM and ACS are exploring the possibility of evaluating and entering into a contemplated development and procurement relationship; and

WHEREAS, the disclosure of certain information that is confidential to both IBM and ACS is required in order to further evaluate the feasibility of such a contemplated development and procurement relationship; and

NOW THEREFORE, both IBM and ACS agree to the following terms and conditions:

1. For purposes of this Agreement, "Information" shall mean that nonconfidential or confidential information pertaining to the possible development and/or procurement of a high speed, spot color printer for attachment to the IBM 3900 family of printers.

2. For purposes of this Agreement, "Discloser" shall mean the party to this Agreement who is disclosing Information in confidence to the other party to this Agreement, in accordance with the terms and conditions of this Agreement.

3. For purposes of this Agreement, "Recipient" shall mean the party to this Agreement who is receiving Information in confidence from the other party to this Agreement, in accordance with the terms and conditions of this Agreement.

4. For purposes of this Agreement, "Subsidiary" shall mean a corporation, company or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right other than as affected by events or default, to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only as long as such ownership or control exists.

5. Both IBM and ACS understand and agree that in the event that additional Information or information of a more highly sensitive or confidential nature needs to be exchanged, a mutually agreed upon amendment to this Agreement which governs both the exchange and use of such Information or information of a more highly sensitive or confidential nature, will be executed by the parties.

6. All disclosures of Information by Discloser to Recipient pursuant to this Agreement shall be made by or under the supervision of a Technical Coordinator for Discloser to a Technical Coordinator for Recipient or their respective designees, if any, who shall be identified in an express writing. Such Technical Coordinators are identified in Paragraph 12 hereof. All disclosures of Information will be deemed to be nonconfidential unless specifically designated at the time of disclosure (in the manner described in Paragraph 7 hereof) as including confidential Information. With respect to all such Information disclosed by Discloser to Recipient, except such Information as is so designated as the confidential Information of Discloser, Discloser grants to Recipient, to the extent, if any, of its interest therein, a nonexclusive, royalty free, irrevocable, unrestricted, and worldwide license to use, have used, disclose to others, make copies in the case of documents, and dispose of, all without limitation, such nonconfidential Information in any manner Recipient determines, including the development, manufacture, marketing, and maintenance of products and services incorporating such nonconfidential Information.

7. With respect to such Information of Discloser, when it is disclosed in writing (including such Information recorded in a medium such as a tape or disk), the writing will state the date of disclosure, that the Information contained therein is confidential and that it is being disclosed pursuant to this Agreement, and will contain an appropriate legend, such as "IBM Confidential Information" or "ACS Confidential Information." If such disclosure is orally and/or visually made after the date of execution of this Agreement, then the confidential nature of the Information so disclosed shall be confirmed in a written resume within twenty (20) days following such disclosure. If such disclosure was orally and/or visually made prior to the date of execution of this Agreement, then the confidential nature of the Information so disclosed shall be confirmed in a written resume within twenty (20) days following execution of this Agreement. The resume will specifically identify that Information which is confidential. Such resume will have such Information which is confidential identified as "IBM Confidential Information" or "ACS Confidential Information.

8. Subject to the provisions of Paragraphs 9 and 10 hereof, for a period of three (3) years from the date of disclosure, the period of confidentiality, Recipient agrees to use the same care and discretion to limit disclosure of such received confidential Information of Discloser to only those of its employees who have a need to know it and to avoid disclosure, publication or dissemination of the Information by those Recipient employees, using at least the same degree of care as Recipient employs with similar information of its own which it does not desire to publish, disclose or disseminate.

Recipient may use any writings or resumes containing any such confidential Information provided by Discloser for any purpose, subject to the obligation of confidentiality in the above paragraph. Recipient shall be free to use the residuals of such confidential Information of Discloser for any purpose including use in the development, manufacture, marketing and maintenance of its products and services. However, Recipient may not overtly utilize Discloser's confidential Information or the residuals thereof to develop products similar to the products developed and/or marketed by Discloser. Otherwise, any permitted use hereunder with respect to the residuals of such confidential Information shall be subject only to the obligations with respect to disclosure of such confidential Information during such foregoing specified period of confidentiality. Recipient may make a reasonable number of copies of any writings or resumes containing Discloser confidential Information received from Discloser pursuant to this Agreement.

The term "residuals", as used in this Agreement, shall mean that Information in non-tangible form which may be retained by those employees of Recipient who have had access to the confidential Information of Discloser during the term of this Agreement. It is understood that receipt of Discloser's confidential Information under this Agreement shall not create any obligation in any way limiting or restricting the assignment and/or reassignment of Recipient employees within Recipient. The obligations respecting the confidentiality of shall not, however, be affected or changed as a result of any such assignment and/or reassignment of Recipient employees.

Following the period of confidentiality, no obligation of any kind is assumed by, or is to implied against, Recipient with respect to any Discloser confidential Information, and Recipient shall be free to disclose, publish or disseminate such confidential Information to others without limitation and shall have all the rights relative to such Information as are set forth in Paragraph 6 hereof as if such confidential Information had been transferred as nonconfidential Information under said Paragraph.

9. Disclosure of such confidential Information of Discloser shall not be precluded if such disclosure is:

     a) In response to a valid order of a court or other governmental body of the United states or any political subdivision thereof; provided, however, that Recipient shall first have given notice to Discloser and made a reasonable effort to obtain a protective order requiring that the Information and/or documents so disclosed be used only for the purposes for which the order was issued; or

     b)   otherwise required by law; or

     c)   necessary to establish rights under this Agreement.

10. Notwithstanding any other provisions of this Agreement, the obligations specified in Paragraph 8 hereof will not apply to any Information that:

     a) is already in the possession of Recipient or any of its Subsidiaries without obligation of confidence;
     b)   is independently developed by Recipient or any of its Subsidiaries;
     c)   is or becomes publicly available without breach of this Agreement;
     d)   is rightfully received by Recipient from a third party;
     e) is released for disclosure by Discloser with its written consent; or is inherently disclosed in the use, lease, sale or other distribution of, or publicly available supporting documentation for, any present or future product or service by or for Recipient or any of its Subsidiaries.

11. The term of this Agreement during which Information may be disclosed by Discloser to Recipient, and not the period of confidentiality, shall be from September 16, 1995 through December 31, 1995 and may be extended by the written of the parties. Either party may terminate this Agreement prior to that time, with or without cause, upon ten (10) days written notice to the other.

12.   The Technical Coordinator for the parties are:

                                   For IBM:
                                   --------

                                  Gary Corner
                                IBM Corporation
                             6300 Diagonal Highway
                               Boulder, CO 80301


                                   For ACS:
                                   --------

                                Norman Milliard
                          Accent Color Sciences, Inc.
                              101 East River Drive
                            East Hartford, CT 06108


Each party may change its Technical Coordinator or indicate a designee for their Technical Coordinator at any time and from time to time during the term of this Agreement by notifying the Technical Coordinator for the other party in writing at the designated address set forth above.

13. IBM and ACS also agree that they will not disclose the terms and conditions and subject matter of this Agreement without the written consent of the other, or, except as provided in Paragraph 9 hereof.

14. Notice shall be deemed given under this Agreement when received as United States Certified Mail, postage paid by the depositing party, in a United States Post Office or branch.

15. No license or immunity is granted by this Agreement by either party to the other, either directly or indirectly by implication, estoppel, or otherwise, under any patents. None of the Information which may be disclosed hereunder shall constitute any representation, warranty, assurance or guarantee by Discloser to Recipient with respect to the infringement of patents or other rights of others.

16. Except for the foregoing restraints on the use of confidential Infor-mation, nothing in this Agreement shall be construed as impairing the right of either party to develop, design, make, use, procure and/or market products or services, during the term of this

      Agreement or in the future, which may be similar to and/or competitive with those offered by the other party.

17. The rights and obligations of Paragraphs 6, 8, 13, 16, 17 and 20 of this Agreement shall survive and continue after any expiration or termination of this Agreement and shall bind the parties and their successors and assigns.

18. Each party agrees to comply, and do all things necessary for the other party to comply, with all applicable federal, state and local laws, regulations and ordinances, including but not limited to the regulations of the United States Department of Commerce relating to the export of technical data, insofar as they relate to the activities to be performed under this Agreement. Recipient agrees to obtain the required government documents and approvals prior to the export of any technical data disclosed to it or of the direct product related thereto.

19. Nothing contained in this Agreement shall be construed as conferring any rights to use in advertising, publicity or other marketing activities any name, trade name, trademark or other designation of either party hereto, including any contraction, abbreviation or simulation of any of the foregoing, and each party hereto agrees not to use the existence of this Agreement in any promotional activity without the express written approval of the other party.

20. This Agreement shall be construed in accordance with the substantive laws of the State of New York, not including the choice of law provisions thereof. Any action or proceeding to enforce or resolve disputes relating to this Agreement shall be brought before a court of competent jurisdiction in the State of New York, including a Federal District Court sitting within such a state. Neither party shall attest that such court lacks jurisdiction over such party or the subject matter hereof.

21. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same Agreement. Any amendment or modification of this Agreement shall be in writing and shall be signed by both of the parties.

22. Failure or delay on the part of either party to exercise any right, power, privilege or remedy hereunder shall not constitute a waiver thereof. A waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

23. This Agreement is intended as the complete and exclusive statement of the agreement between IBM and ACS relative to the subject matter hereof and supersedes all prior agreements and negotiations relating to the subject matter hereof.

IBM and ACS each represent that the individual signing this Agreement on their respective behalf has the power and authority to enter into this Agreement and that this Agreement constitutes a valid and binding obligation of each party.

IN WITNESS WHEREOF, both IBM and ACS have executed this Agreement by their respective authorized representatives.



INTERNATIONAL BUSINESS               ACCENT COLOR SCIENCES,
MACHINES CORPORATION                 INC.


By:     /s/ Richard T. Myers         By:     /s/ Richard J. Coburn
Name:   Richard T. Myers             Name:   Richard J. Coburn
Title:  Director of Hardware         Title:  President
        Development                  Date:   January 12, 1995
Date:   January 12, 1995

                       ATTACHMENT 10 SUBJECT TO PENDING
             -------------------------------------------

                         CONFIDENTIAL TREATMENT REQUEST
             ------------------------------------------

April 11, 1996
--------------

Attachment 11: Warranty Procedures
----------------------------------



Article 10.5 of the Agreement contains several alternatives for handling breach of warranty, however, in most cases the warranty claim will be handled via an exchange of parts, When the Buyer discovers a Product which is a candidate for a warranty claim the Buyer shall fill out appropriate forms and return the Product to the Seller. The Seller will in turn replace or repair the Product and return to the Buyer.

The parties agree to put a detailed set of operating procedures in place to handle warranty claims.


                                    Page 162